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EDITED TRANSCRIPT

PATK - Q2 2014 Patrick Industries Inc Earnings Call

EVENT DATE/TIME: JULY 29, 2014 / 2:00PM GMT

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CORPORATE PARTICIPANTS

Julie Ann Kotowski *Patrick Industries - IR*

Todd Cleveland *Patrick Industries - President and CEO*

Andy Nemeth *Patrick Industries - CFO*

CONFERENCE CALL PARTICIPANTS

Daniel Moore *CJS Securities - Analyst*

Scott Stember *Sidoti & Company - Analyst*

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Patrick Industries, Inc. Second Quarter 2014 Earnings Conference Call. My name is Christine and I will be your operator for today's call. At this time, all participants are in a listen-only mode. Following the prepared remarks, we will conduct a question-and-answer session. Please note that this conference call is being recorded.

I will now like to turn the call over to Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin.

Julie Ann Kotowski - *Patrick Industries - IR*

Good morning, everyone, and welcome to Patrick Industries second quarter 2014 conference call. I am Julie Ann Kotowski, Patrick's Director of Investor Relations, and I am joined on the call today by Todd Cleveland, President and CEO, and Andy Nemeth, CFO.

As you know, we published our earnings release earlier this morning. On the call today, we are going to discuss our second quarter and six months 2014 results and provide an update on our business outlook and the markets that we serve. However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws.

As a result, I must caution you that there are number of factors many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2013, and in our other filings with the Securities and Exchange Commission.

Also please note that certain financial numbers we may use on this call, such as adjusted net income and the related diluted earnings per share amounts are non-GAAP measures. We undertake no obligation to update these statements after this call. Copies of documents filed with the SEC may be obtained from the SEC or by visiting the Investor Relations section of our website.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - *Patrick Industries - President and CEO*

Thank you, Julie Ann and thank you all for joining us on the call today. This morning, I would like to briefly discuss the company's second quarter and six month results for the period ending June 29, 2014 and the major markets we serve. Andy will then provide specific details on our financial performance and I will conclude by providing an update on our business outlook.

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The company continued to perform well during the quarter with increased revenues, improved profitability and cash flows and market share gains. On the top-line, we achieved net sales of $188 million in the second quarter, an 18% increase over prior year. On a year-to-date basis we reported net sales of $358 million, a 19% increase from 2013. On the bottom-line, we reported net income per diluted share in the second quarter of 2014 of $0.86 compared to $0.70 in the same quarter of 2013. For the first six months, our net income per diluted share was a $1.50 compared to a $1.25 in 2013.

Turning to the performance of our market, the RV industry which represents approximately 75% of our second quarter and first six month 2014 revenue base experienced increased shipment levels in each month thus far in 2014 compared to 2013 and the RVIA recently increased its 2014 full year shipment projections from approximately 340,000 units to approximately 350,000 units.

As we discussed during our first quarter earnings call, the OEMs experienced weather related challenges primarily in the Midwest that caused production and shipping delays throughout the RV industry. For the most part these challenges were tempered by the end of the first quarter and into the first half of the second quarter as the OEMs continued to meet strong retail demand levels.

As it relates to the correlation between retail inventory levels and overall production levels, industry reports indicate RV dealer inventories continue to look to be in line with that of retail demand. We continue to believe the future looks promising for the RV industry based on the factors including shipment growth experienced over the last four years, positive industry demographic trends, anticipated increased demand levels and improving strength of the overall economic environment.

As well we believe both the RV OEMs and the RV dealers either currently have or will be adding sufficient capacity to support the additional expected growth.

In the manufactured housing or MH market, we estimate that wholesale unit shipments for the second quarter 2014 increased approximately 3% from the comparable 2013 period and increased approximately 4% for the six months. As we emphasized in our last earnings call we felt that this industry was more materially affected by the difficult weather conditions in the first quarter with strengthening in the seasonal patterns in the second quarter. Additionally, we expect to see continued year-over-year improvement with limited downside risk in the near term especially if volumes maintain their historical relationship with new housing starts.

Based on historical trends we believe there is the potential for the MH market to grow at a much higher rate in the future when compared to residential housing starts and continued pent-up demand in single family housing. We also believe we are well positioned to capitalize on the upside potential in the MH market and are optimistic about the future of the industry, especially given the combination of our nationwide geographic footprint, available capacity in our current MH concentrated locations, and our current content of nearly $1600 per unit.

On the industrial side of our business which is primarily tied to the residential housing market, we saw a slight shift again in our residential housing sales mix moving from approximately 57% in the prior quarter to approximately 56% in the first six months of 2014. This was offset by a slight uptick in our sales to the commercial side of our business, mainly in the office and institutional furniture market and an improvement in sales related to the residential kitchen cabinet market.

The U.S. census recorded a 12% increase in new housing starts in the second quarter of 2014 compared to the prior year, while we saw industrial sales increase approximately 23% in both the second quarter and first six months when compared to the prior year's periods as a result of both acquisition and organic growth. Additionally, the NAHB is currently projecting approximately 1 million new housing starts in 2014 which will equate to approximately a 12% increase over new housing starts in 2013.

With pent-up demand and improving overall economic conditions as well as low interest rates, we anticipate there will be continued positive momentum driving the housing industry growth for full year 2014 and beyond.

With regards to our acquisition activity, the ability to find and acquire companies that bring strategic extensions of our capabilities has been a central part of our growth strategy. In June, we completed two such acquisitions. The Precision Painting Group and Foremost Fabricators, LLC.

More specifically in early June we acquired the businesses and certain assets of Precision Painting, Carrera Custom Painting, Millennium Paint, and TDM Transport, collectively known as Precision Painting Group. Precision Painting has three full body exterior painting operations that also offer interior refurbishing and painting for OEMs and existing RV owners.

Precision Painting Group in aggregate has projected 2014 annual revenues of approximately $28 million of which $2 million, representing three weeks of sales, given the timing of our acquisition was recorded in the second quarter of 2014 results.

On June 27th, we announced the completion of the acquisition of Foremost Fabricators a fabricator and distributor of aluminum products fiber reinforced polyester sheet and coil, and custom laminated products primarily for the RV market.

We estimate Foremost's 2014 annual revenues will be approximately $75 million. Since Foremost was acquired on the last business day of the quarter there was no impact to our second quarter operating results from the acquisition. These acquisitions are expected to be immediately accretive to 2014 net income per share.

We are optimistic about the future growth anticipated in each of the three primary markets we serve and continue to believe there is limited downside risk and opportunity for larger sale growth in both the MH and industrial markets in the future.

We expect our revenue growth to continue through the second half of 2014 while taking into consideration seasonal patterns and exclusive of revenue contributions of the acquisitions completed in September of 2013 and in June of 2013.

I'll now turn the call over to Andy, who will provide additional comments on our financial results. Andy?

Andy Nemeth - *Patrick Industries - CFO*

Thanks Todd. I would also like to welcome everyone to this conference call and review our financial results for the second quarter and first six months of fiscal 2014. As Todd mentioned, our net sales for the second quarter of 2014 increased $28 million or 18% over the prior year to $188 million, reflecting a combination of industry, market share and acquisition growth.

Our RV revenue base which accounts for approximately 75% of our second quarter sales was up approximately 19% in the second quarter of 2014 over the second quarter of 2013, reflecting a 7% increase in wholesale unit shipments during the quarter coupled with continued organic and acquisition growth.

Additionally, market share gains in the industrial market sector pushed sales levels up 23% in both the quarter and year-to-date from the 2013 comparable periods. Excluding the revenue contributions of the acquisitions completed in 2013 and thus far in 2014, we estimate organic growth in the second quarter of 2014 at 10% or approximately $15 million of the total revenue increase which is comprised of growth resulting for market share gains of approximately 3% and growth tied to overall industry improvement of approximately 7%. The remaining revenue increase in the second quarter was primarily attributable to the incremental contribution of the 2013 acquisitions which resulted in incremental growth of approximately 8%.

For the first six months of 2014, our revenues finished at $358 million and were up $56 million or 19% from the previous year primarily as a result of the factors previously mentioned.

During the second quarter of 2014, our gross margin grew more than 110 basis points to 16.9% over the 15.8% achieved in the second quarter of 2013, primarily reflecting the positive contribution of increased revenues and overhead absorption, acquisitions and market share gains including a 16% increase in our RV content unit from $1,217 per unit in the second quarter of 2013 to $1,410 per unit in 2014.

On year-to-date basis our gross margin improved approximately 70 basis points to 16.5% compared to 15.8% in 2013. Operating expenses which were 8.7% of net sales in the second quarter of 2014 increased from 7.7% in the prior year period. Second quarter 2013 operating expenses included

the impact of an approximate $0.4 million pre-tax gain on sale of one of our inactive distribution facilities representing approximately 0.3% of the second quarter net sales. Exclusive of this credit operating expenses would have increased approximately 70 basis points quarter-over-quarter.

Additionally, increased amortization related to our acquisition activity over the past year have increased our operating expenses approximately 10 basis points quarter-over-quarter. As we have previously mentioned, we expected that the operating expenses as a percentage of net sales in 2014 would increase when compared to 2013 and reflect the impact of increased sales, salaried and administrative spending to support expected growth and long-term equity compensation programs designed to retain key management and personnel.

In addition, operating expenses were impacted by additional fleet drivers in certain manufacturing and distribution operations, increasing pressure on freight rates, and an increase in our warehouse and delivery expenses that reflected increased demand levels and other factors including driver shortages.

Operating income increased $2.6 million or 20% in the second quarter of 2014 compared to the prior year and operating margins increased from 8.1% in the second quarter of 2013 to 8.3% in the second quarter of 2014, primarily due to the factors previously described. As previously discussed, exclusive of the gain on sale of one of our facilities in the second quarter of 2013, operating income would have increased approximately 50 basis points year-over-year. On a full year basis we expect incremental operating costs to be offset by continued sales growth and operating leverage and improved gross profit margins.

As Todd discussed, we recently completed two acquisitions in early and late June which had no material impact on second quarter results due to timing of their closings. Both of these acquisitions have had historically lower gross margins when compared to Patrick's current consolidated gross margins. However, they have had increased operating margins under the same comparison. We expect to be able to leverage our combined core competencies and operational synergies to continue to drive improved overall consolidated operating margins and expect both of these acquisitions to be immediately accretive to net income per share.

In terms of our net income and diluted per share amounts as reported under GAAP, net income in the second quarter of 2014 was $9.2 million or $0.86 per diluted share compared to $7.6 million or $0.70 per diluted share in the prior year. For the first six months of 2014, net income was $16.1 million or $1.50 per diluted share compared to $13.6 million or $1.25 per diluted share in 2013.

I am now going to briefly discuss our balance sheet and cash flows. Our total assets increased approximately $81 million from December 31, 2013 primarily as a result of normal seasonality in our business model and also as a result of the completion of two acquisitions in June which included both tangible and intangible assets of approximately $60 million. Operating cash flows were approximately $17 million through the first six months of 2014. To meet our current and projected operating needs as well as to improve operating efficiencies, our capital expenditures though the second quarter of 2014 were $2.4 million which included costs related to the continued replacement of our ERP system, equipment upgrades at our facilities and other strategic capital and maintenance expenditures.

For the full year 2014, we estimate our total capital expenditures to be approximately $8 million. We will continue to invest in our infrastructure and flex our capital spending where necessary to align with our demand levels.

In terms of our debt since year end 2013, our total debt increased by $47 million primarily reflecting the funding of acquisitions, stock repurchases and capital expenditures during the year net of debt reduction. Unused availability under our credit facility as of the end of the first half of 2014 including cash on hand was approximately $26 million.

As previously announced in June 2014, our existing revolving secured senior credit facility that was established in October 2012 was expanded to $125 million from the then current $80 million. This expansion was necessary to accommodate the additional capacity required to fund acquisition and working capital needs.

On ongoing strategic plan is to continue to maintain an appropriate leverage position consistent with our capital allocation strategy in order to optimize our resources and continue to grow our revenue base.

And finally, as we reported last quarter our Board of Directors approved an increase in the amount that may be acquired over the next 12 months under our stock repurchase program to $20 million. In the second quarter and first six months of 2014, we repurchased 94,546 shares at an average price of $38.96 per share for a total cost of $3.7 million. Since the inception of the stock repurchase program in February 2013, we have repurchased in the aggregate 501,876 shares at an average price of $19.45 per share for a total cost of $9.8 million.

That completes my remarks. Todd?

Todd Cleveland - *Patrick Industries - President and CEO*

Thanks Andy. The first half of the year has been strong as we had anticipated and we quickly began executing our new strategic plan and capital allocation strategy that would drive our business over the next five year period.

In terms of our business outlook for the remainder of 2014, as we head into the RV dealer show season we expect to see similar seasonal patterns experienced in prior years and we also anticipate the backlogs related to driver shortages experienced late in the first quarter and in the second quarter will dissipate.

Our execution goals for 2014 and beyond continue to be focused around driving our organizational strategic agenda and utilizing our capital allocation strategy to increase our top line both through acquisition and organically and generate improved operating income, net income, earnings per share and free cash flow. The success that we continue to experience in 2014 would not be possible without the support of our customers who we are privileged to serve and the continued hard work, drive, passion, dedication and leadership exhibited by each of our Patrick team members, who we are extremely proud to work with.

As we progress through the remainder of 2014 I'm excited about the opportunities that exist in the marketplace today and confident in our abilities to execute and the abilities of our team members to continue to serve our customers at the highest levels. This is the end of our prepared remarks. Thank you for your time today. We're now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you. (Operator Instructions) And our first question is from Daniel Moore of CJS Securities. Please go ahead.

Daniel Moore - *CJS Securities - Analyst*

Good morning and thanks for taking the questions.

Todd Cleveland - *Patrick Industries - President and CEO*

Good morning.

Daniel Moore - *CJS Securities - Analyst*

Really solid growth margins grew more than 100 basis points year-over-year. I assume most of the improvement was in the RV segment but I wanted to confirm that if you're seeing growth across the businesses?

Andy Nemeth - *Patrick Industries - CFO*

That's correct. Dan this is Andy.

Daniel Moore - *CJS Securities - Analyst*

Okay so the lion share obviously in RV but seeing improvement across both industrial and MH as well?

Andy Nemeth - *Patrick Industries - CFO*

Correct.

Daniel Moore - *CJS Securities - Analyst*

Okay. Remind us of your current capacity utilization. You'd spend a little bit more capital but any need to materially increase your physical space and availability to accommodate demand in the near term?

Todd Cleveland - *Patrick Industries - President and CEO*

Yeah this is Todd. I'll take that. No, I mean I think we're all in pretty good shape as we've mentioned in the past. We have a few minor bottlenecks but from a CapEx spending standpoint fairly limited. We're starting to look at 2015 and preparing for that as a lot of the equipment things that we would typically need have six to nine month lead times on them now. But overall as we've analyzed things, we feel like we're going to be in a pretty good position obviously for the remainder of the year and looking into 2015 like kind of across the board.

Daniel Moore - *CJS Securities - Analyst*

Very good. Looking at the RV at the industry in general, retail slowed a little in May. Wondering what you're seeing if anything in June and July and as that relates to dealers still remain generally quite confident with regard to and comfortable regarding current inventory levels?

Todd Cleveland - *Patrick Industries - President and CEO*

Yeah I think there's been a couple of industry reports that have come out recently from some analysts that have done some surveys on the dealers from the dealers. I think overall everything seems to be in line. Obviously we're moving into a timeframe where the OEMs are making some model changes related to their September show season. That's occurred over the last few years and I think that will be the normal period where you may see some retail demand and some people who might be waiting for some newer units to come out. Traffic slowed a bit but overall everything that we're hearing is dealer sentiment is strong, retail traffic is good, and I think again nothing that is alarming to us.

Daniel Moore - *CJS Securities - Analyst*

Very good, I'll try one more. Maybe just talk a little bit more about the two acquisitions Precision Painting and Foremost. How much opportunity is there to expand as you integrate those businesses across their operations and across the customer base? And just wanted to clarify as we go into the seasonally slower part of the year, will those still be accretive immediately as we look out at Q3 and Q4?

Todd Cleveland - *Patrick Industries - President and CEO*

I'll let Andy answer the first question. The second part of your question relates to accretiveness and then I'll talk a little bit about the acquisitions. So Andy can you talk to that?

Andy Nemeth - *Patrick Industries - CFO*

Yes Dan. We still expect them both to be immediately accretive to net income per share even heading into the second half of the year.

Daniel Moore - *CJS Securities - Analyst*

Very good.

Todd Cleveland - *Patrick Industries - President and CEO*

As it relates to the I guess the acquisitions I'll talk to them kind of in separate. First was Precision Painting Group and I think as we've mentioned in the past, one of the key things that we're looking to achieve with acquisitions is to run our product breadth and obviously in a very tight labor market, acquire quality talent. And I think in both the acquisitions we achieved that. We're very excited about the opportunities that lie ahead not only with the product lines but working with the team in both of these things. But as it relates to Precision Painting Group, they've had key relationships at certain OEMs and not been able to penetrate other certain OEMs. I think our relationships we've had with a number of the other OEMs are going to provide us some opportunity for growth. We're taking that in a very strategic approach of kind of analyzing what works and what works well for these operations.

As it relates to Foremost, once again outstanding management team that's done a great job over the past few years of growing their business. The momentum that they've created in the marketplace I think will continue over the next year and beyond. But once again there are some holes that we hope to fill on a customer basis. We have relationships and have a proven track record with them and we hope we can help them achieve.

Daniel Moore - *CJS Securities - Analyst*

Very good, I'll jump back in queue. Thank you.

Operator

Thank you. Our next question is from Scott Stember of Sidoti. Please go ahead.

Scott Stember - *Sidoti & Company - Analyst*

Good morning guys. Thanks for taking my questions. Can you maybe just dig a little bit deeper into some of these acquisitions, the painting acquisition and specifically with obviously painting operations at a premium and a lot of OEMs trying to at least one of them has been able to get their hands on some paint booths. Can you talk about how having this operation now in particularly with a lot of trailers now going down to the low end and now getting full body paint, some of the opportunities there now that you have these paint booths?

Todd Cleveland - *Patrick Industries - President and CEO*

Yeah I think that's what we've noticed ourselves over the course of last year. So Scott it's that as you look at the interior of the units then move to the exterior units, the design and the kind of aesthetics things have pushed ahead and paint is obviously one of those things that really spruces things up.

As we looked at the team and we looked at the opportunities, there are a number of painting shops so to speak around the area and in the community but demand continues to be strong. The way we see things is that during the peak times the team at Precision was operating at full capacity. Our intention is to increase capacities there over the course of the next couple of months here while things are a little bit slower to prepare for the first and second quarter of 2015, not only from just industry growth standpoint that but also demand that's increasing from a painting perspective.

Scott Stember - *Sidoti & Company - Analyst*

Got you and this painting business also has an interior refurbishing operation which I guess is the aftermarket portion. Can you maybe just talk about how big that is within Precisions business and how the growth rates in that compared to the core painting operation?

Todd Cleveland - *Patrick Industries - President and CEO*

Yeah most of their business is exterior paint. The management team kind of put this together because of some demands from OEMs and also RV owners that have done. They've come to them for some aftermarket painting or just spruce up their units a little bit after some age. It's a minimal part of their current business. Obviously we'll continue to focus on that piece. We have no intentions of dismantling that. We're going to continue with that. But I think our real focus is going to make sure that we can take care of demands related to the exterior portion before we move towards that.

Scott Stember - *Sidoti & Company - Analyst*

Okay. And just going back to the comments about the third quarter being a little seasonally slower particularly heading into the open house. You were referring pre-acquisition obviously from a revenue standpoint correct the core business? Or at least the acquisitions that you've made this last quarter?

Andy Nemeth - *Patrick Industries - CFO*

Yeah I'm sorry Dan. Can you rephrase that just I'm trying to understand your question a little better?

Scott Stember - *Sidoti & Company - Analyst*

Yeah, it's Scott.

Andy Nemeth - *Patrick Industries - CFO*

Scott. I'm sorry.

Scott Stember - *Sidoti & Company - Analyst*

The commentary about the heading into the third quarter, heading into the open house that seasonally things typically get a little bit slower now with the model year changeovers and so forth but referring to that obviously when you talk about it in general terms slower you're not including the acquisitions. This pre-acquisitions that you just made in June when talking about. That's the core business you're referring to, right?

Andy Nemeth - *Patrick Industries - CFO*

That's correct.

Scott Stember - *Sidoti & Company - Analyst*

Okay. And just one last question. There has been some commentary about some labor shortages in general in the Elkhart and Indiana area and some wage pressure by some people. Could you maybe talk about how your workforce is right now, how easy it is for you to get employees, and what have you seen - any wage pressure over the last couple of quarters?

Todd Cleveland - *Patrick Industries - President and CEO*

This is Todd. I would say that overall there has been quite a bit of pressure. We've been able to deal with it just like everybody else has out there by sifting through and trying to continue to maintain and keep key people within the organization. Obviously with the industry peaking out in the kind of the second quarter here, the need for additional people will be less and we'll probably start looking again, once again at staffing strategies for the first and second quarter.

As it relates to wages, I think we've all made wage adjustments that kind of were necessary in order to deal with getting the talent that we need and I would do that is something that we are going to continue to have to do in the future. And we're obviously looking to offset any of those labor costs and we're going to have to as an industry kind of offset some of those labor costs by automation. So, where we can automate and do things to lessen the demand for labor and take that pressure off, we're going to do that. Once again I mean we'll be doing that in a very systematic way and within our CapEx plans.

Scott Stember - *Sidoti & Company - Analyst*

And even with these headwinds you're still able to grow margins and you're still looking to grow the operating margin it sounds like looking out? Is that correct?

Todd Cleveland - *Patrick Industries - President and CEO*

Yes, we are.

Scott Stember - *Sidoti & Company - Analyst*

Great. That's all I have right now. Thank you.

Todd Cleveland - *Patrick Industries - President and CEO*

Thank you.

Andy Nemeth - *Patrick Industries - CFO*

Thanks Scott.

Operator

Thank you. (Operator Instructions) And we do have a follow up question from Daniel Moore of CJS Securities. Please go ahead.

Daniel Moore - *CJS Securities - Analyst*

Just two sort of confirmations. One, did I hear cash flow from operations $17 million year-to-date, is that correct?

Andy Nemeth - *Patrick Industries - CFO*

Correct. About $16.7 million to be a little bit more accurate, correct.

Daniel Moore - *CJS Securities - Analyst*

Okay and share repurchases about 95,000 shares year-to- date?

Andy Nemeth - *Patrick Industries - CFO*

Correct.

Daniel Moore - *CJS Securities - Analyst*

Okay. One more, just looking at manufactured housing. Obviously the industry slowed a little. Any sense of whether the industry is increasing or decreasing as a percentage of single family? Any change in share or is just reflect the overall housing slowdown? And with housing starts improving, do you expect to pick up in manufacturing housing in H2 or into 2015?

Todd Cleveland - *Patrick Industries - President and CEO*

This is Todd. I would say the slowness we are seeing is a reflection of kind of the overall housing market as a percentage of single family housing. We've run anywhere between kind of that 9% to 11% over the course of the last MH has run 9% to 11% of single family housing over the last three to four years and I think we're right in that kind of, in that sweet spot currently.

Daniel Moore - *CJS Securities - Analyst*

No change. Okay. Add any comments to, obviously I don't know if you want to play macro economist as we look out to 2015 but just what you're seeing in terms of confidence around the recovery there.

Todd Cleveland - *Patrick Industries - President and CEO*

I think, again I am not going to look out into the future and predict anything. All I can say is, with all the housing growth as anticipated whether it's true, the U.S. census, NAHB, there is planned growth for 2015 and our perspective would be that MH will continue to be a player in that. Our view, historically when looking back the drivers of the MH market have been job growth, job creation and improving environment, economic environment and I would say overall just improving conditions. So, when you look at the historical look at MH and when things have picked up for that, the other pieces obviously credit and when credit is in a more favorable position, obviously it's better for the manufactured housing. So, overall I would say, we're going to get our share on the MH side.

Daniel Moore - *CJS Securities - Analyst*

Thank you again.

Operator

Thank you. And we also have follow-up questions from Scott Stember of Sidoti. Please go ahead.

Scott Stember - *Sidoti & Company - Analyst*

Yes. The follow up on acquisitions what the pipeline looks like? Now that you have made a couple of sizeable acquisitions in the last month or so, what is the outlook look like and the level of the playing field?

Andy Nemeth - *Patrick Industries - CFO*

We think that there is still definite opportunity out there on the pipeline as it relates to the acquisitions. And certainly there is some excitement not only on our part but we're seeing that there is excitement on the part of potential sellers out there to team up and so we're going to continue down that path. It's part of our growth strategy and part of our strategic plan so I don't right now we haven't backed off on our excitement as it relates to the pipeline.

Scott Stember - *Sidoti & Company - Analyst*

Got you. Thanks so much guys.

Todd Cleveland - *Patrick Industries - President and CEO*

Thank you.

Andy Nemeth - *Patrick Industries - CFO*

Thank you.

Operator

Thank you. (Operator Instructions) We have no further questions at this time. I would like to return the presentation back over to Julie Ann Kotowski.

Julie Ann Kotowski - *Patrick Industries - IR*

Thanks Christine. On behalf of Todd and Andy we appreciate everyone for being on the call today and for your interest in Patrick. We will talk to you again at our third quarter earnings call. A replay of today's call will be archived on Patrick's website www.patrickind.com under Investor Relations. I would now like to turn the call back over to our operator Christine.

Operator

Thank you and thank you ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.

Editor

Company Disclaimer

This transcript contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.

The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.